COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this cover sheet to the Restricted Stock Unit Agreement, in the attached Restricted Stock Unit Agreement (together with the cover sheet, the “Agreement”) and in the Colfax Corporation 2016 Omnibus Incentive Plan (the “Plan”).

Grant Date:
Name of Grantee:
Number of Stock Units Covered by Grant:

Vesting Schedule for Stock Units:

Vesting Date    Vesting Percentage

By accepting this award in the manner established by the Company, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION
2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Stock Unit Transferability
This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting
Other than as set forth below, you Stock Unit grant shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant Vesting Dates. If your Service terminates for any reason other than death or Disability, you will forfeit any Stock Units in which you have not yet become vested. If your Service terminates for Cause, you shall forfeit of all of your Stock Units, including your vested Stock Units.

Death	If your Service terminates because of your death, your Stock Units will immediately become 100% vested.

Disability	If your Service terminates because of your Disability, your Stock Units will immediately become 100% vested.

Delivery of Stock Pursuant to Units
Delivery of the shares of Stock represented by your vested Stock Units shall be made as soon as practicable upon vesting and in any event not later than two and onehalf months after the end of the calendar year in which they vest.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights
This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity. The Company (and any Affiliates) reserves the right to terminate your Service at any time for any reason.

Shareholder Rights
You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the shares relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the pershare dividend paid on the Stock.

Forfeiture of Rights	If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Stock Units.

Unless otherwise specified in an employment or other agreement between the Company and you (including the Company’s Code of Ethics), you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your employment or other relationship with the Company or its Affiliates or at the time of your termination of Service.

Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Company may choose to deliver certain materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver all communications regarding the Plan and this award (including, but not limited to, the Plan prospectus and the Company’s annual report) to you in an electronic format or through an online or electronic system established by the Company or a third party designated by the Company. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact Corporate Human Resources to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Unless otherwise specified in an employment or other agreement between the Company and you, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By accepting this award in the manner established by the Company, you agree to all of the terms and conditions described above and in the Plan.